Exhibit 10.01

VECTRUS, INC.
SENIOR EXECUTIVE SEVERANCE PAY PLAN
(Amended and Restated as of November 9, 2016)

1. Purpose

The purpose of this Vectrus, Inc. Senior Executive Severance Pay Plan (the “Plan”), as amended and restated, is to assist in occupational transition by providing severance pay for employees covered by the Plan whose employment is terminated under conditions set forth in the Plan.

The Plan first became effective as of September 27, 2014 following the spin-off of Vectrus, Inc. (“Vectrus”) from Exelis Inc. (“Exelis”) on September 27, 2014. Exelis was spun off from ITT Corporation (“ITT” and, together with Exelis, the “Predecessor Corporations”) on October 31, 2011. The Predecessor Corporations maintained similar plans prior to the respective spin-offs (the “Predecessor Plans”), and the Plan was created to continue service accruals under the Predecessor Plans. The Plan shall remain in effect as provided in Section 12 hereof, and Executives shall receive full credit for their service with the Predecessor Corporations as provided in Section 4 hereof.

2. Covered Employees

Covered employees under the Plan (“Executives”) are full-time, active regular salaried employees of Vectrus, and of any subsidiary company (each a “Vectrus Subsidiary”) (collectively or individually as the context requires, the “Company”) who are either (a) in Band A and either United States citizens or employed in the United States immediately preceding the date the Company selects as the Executive’s last day of active employment (“Scheduled Termination Date”) or (b) selected by the Vectrus Compensation and Personnel Committee (the “Committee”), but excluding any such employees who are party to individual agreements that provide severance pay in situations where severance would be payable under the Plan. As of the date of the amendment and restatement of the Plan, Band A includes Senior Vice Presidents, but it may be further defined by the Committee at any time.

3. Severance Pay Upon Termination of Employment

If the Company terminates an Executive’s employment, the Executive shall be provided severance pay in accordance with, and subject to, the terms of the Plan except where the Executive:

• is terminated for Cause (as defined below),

• accepts employment or refuses comparable employment with a purchaser as provided in Section 8, “Divestiture,” or

• terminates his or her employment with the Company for any reason, or no reason, prior to the Scheduled Termination Date.

Exhibit 10.01

For the avoidance of doubt, no severance pay will be provided under the Plan where the Executive terminates employment by:

• voluntarily resigning, or

     • failing to return from an approved leave of absence (including a medical leave of absence).

No severance pay will be provided under the Plan upon any termination of employment as a result of the Executive’s death or Disability (as defined below).

“Cause” shall mean the Executive’s (i) willful and continued failure to substantially perform the Executive’s duties with the Company or to substantially follow and comply with the specific and lawful directives of the Company or the Vectrus Board of Directors (the “Board”), as reasonably determined by the Board (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties is delivered to the Executive by the Board; (ii) willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Company; (iii) willful engagement in illegal conduct or gross misconduct, in either case which is materially and demonstrably injurious to the Company; (iv) material breach of the terms of any confidentiality, trade secret, non-solicitation, non-competition or similar Company agreement or policy; or (v) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude.

“Disability” shall mean the complete and permanent inability of the Executive to perform all of his or her duties under the terms of his or her employment, as determined by the Company upon the basis of such evidence, including independent medical reports and data, as the Company deems appropriate or necessary.

4. Schedule of Severance Pay

Except with respect to the Executives listed in Exhibit A, which is attached hereto and incorporated as part of the Plan, severance pay will be provided in accordance with the following schedule, which sets forth the aggregate amount of severance pay that will be paid to an Executive. Such aggregate amount of severance pay shall be equal to the Executive’s Base Pay (as defined below) multiplied by the “Months of Base Pay” shown in the schedule below based upon the Executive’s Years of Service as of the Scheduled Termination Date. The severance pay of the Executives listed in Exhibit A will be determined in accordance with Exhibit A.

Exhibit 10.01

Years of Service	Months of Base Pay
Less than 4	12
4	13
5	14
6	15
7	16
8	17
9 or more	18

“Base Pay” shall mean the Executive’s annual base salary rate paid or in effect as of the Scheduled Termination Date, divided by twelve (12).

“Years of Service” shall mean the total number of completed years of full-time employment since the Executive’s Vectrus system service date to the Scheduled Termination Date, rounded to the nearest whole year; provided that, for the purposes of “Years of Service,” service shall include years of service with the Predecessor Corporations; provided, however, that any breaks in service during which the Executive was not employed by Vectrus or one of the Predecessor Corporations shall not be counted. The Vectrus system service date is the date from which employment in the Vectrus system is recognized beginning with the first date of employment with the Company, unless the Executive was previously employed with ITT or Exelis, in which case the Vectrus system service date shall mean the first date of employment with (i) ITT (if applicable) or, if not previously employed by ITT, (ii) Exelis.

Notwithstanding anything contained herein to the contrary, in no event shall severance pay exceed the equivalent of twice the Executive’s total annual compensation during the year immediately preceding the Scheduled Termination Date. For avoidance of doubt, the foregoing limitation shall apply to all Executives, including those listed on Exhibit A.

For the avoidance of doubt, all prior full-time employment by an Executive with the Predecessor Corporations shall be credited in full when determining an Executive’s Years of Service.

5. Form of Payment of Severance Pay

Severance pay shall be paid in the form of equal periodic payments according to Vectrus’ regular payroll schedule. Severance pay will commence within 60 days following the Scheduled Termination Date; provided, that, to the extent such 60-day period begins in one calendar year and ends in another, any payment scheduled to occur during the first 60 days following the Scheduled Termination Date shall not be paid until the first regularly scheduled pay date in the latter calendar year, and such first payment shall include all amounts that were otherwise scheduled to be paid prior thereto.

In the event of an Executive’s death during the period the Executive is receiving severance pay, the amount of severance pay remaining shall be paid in a discounted lump sum to the Executive’s spouse or to such other beneficiary or beneficiaries designated by the Executive

Exhibit 10.01

in writing, or, if the Executive is not married and failing such designation, to the estate of the Executive. Any discounted lump sum paid under the Plan shall be equal to the present value of the remaining periodic payments of severance pay as determined by Vectrus using an interest rate equal to the prime rate at Citibank or other entity designated by Vectrus in effect on the date of the Executive’s death.

If an Executive is receiving severance pay, the Executive must continue to be available to render to the Company reasonable assistance, consistent with the Executive’s prior position with the Company, at times and locations that are mutually acceptable. In requesting such services, the Company will take into account any other commitments which the Executive may have. After the Scheduled Termination Date and normal wind up of the Executive’s former duties, the Executive will not be required to perform any regular services for the Company. In the event the Executive secures other employment during the period the Executive is receiving severance pay, the Executive must promptly notify the Company.

Severance pay will permanently cease if an Executive is rehired by the Company.

6. Benefits During Severance Pay

As long as an Executive is receiving severance pay, except as provided in this Section or in Section 7, the Executive will be eligible for continued participation in those Company employee benefit plans that are COBRA eligible, and coverage will run concurrently through the COBRA period. The Company and the Executive will continue to share the monthly premium expense per the Plan Year’s contribution strategy approved on an annual basis. For the avoidance of doubt, an Executive will not be eligible to participate in any other Company benefit plans, policies, programs, and arrangements, including without limitation, any Company tax qualified retirement plans, non-qualified retirement plans, deferred compensation plans, and incentive plans (stock and cash).

If, for any reason at any time, the Company (i) is unable to treat the Executive as being eligible for ongoing participation in any Company benefit plans or policies in existence immediately prior to the termination of employment of the Executive, and if, as a result thereof, the Executive does not receive a benefit or receives a reduced benefit , or (ii) determines that ongoing participation in any such Company benefit plans or policies would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any other Code section, statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company shall provide such benefits by making available equivalent benefits from other sources in a manner consistent with Section 15 below.

7. Excluded Compensation and Benefit Plans, Policies, Programs and Arrangements

The period during which an Executive is receiving severance pay does not count as service for the purpose of any compensation or benefit plan, policy, program or arrangement,

Exhibit 10.01

including any equity or cash incentive award plan or program unless otherwise expressly provided in plan and/or award documents previously approved by the Board or the Committee.

8. Divestiture

If a Vectrus Subsidiary or business unit or service line of Vectrus or a portion thereof at which an Executive is employed is sold or divested and if (i) the Executive accepts employment or continued employment with the purchaser or an affiliate of the purchaser (or, in the case of a divestiture without a purchaser, such as a spin off, accepts employment or continued employment with the divested entity), or (ii) refuses employment or continued employment with the purchaser or an affiliate of the purchaser (or divested entity, as applicable) on terms and conditions substantially comparable to those in effect immediately preceding the sale or divestiture, the Executive shall not be provided severance pay under the Plan. The provisions of this Section 8 apply to divestitures accomplished through sales (or other divestiture) of assets or through sales (or other divestiture) of corporate or other entities.

9. Disqualifying Conduct

If during the period an Executive is receiving severance pay, the Executive (i) engages in any activity which is inimical to the best interests of the Company; (ii) disparages the Company; (iii) fails to comply with any Company Covenant Against Disclosure and Assignment of Rights to Intellectual Property; (iv) without the Company’s prior consent, induces any employees of the Company to leave their Company employment; (v) without the Company’s prior consent, engages in, becomes affiliated with, or becomes employed by any business competitive with the Company; or (vi) fails to comply with applicable provisions of the Vectrus Code of Conduct or applicable Vectrus Corporate Policies, then the Company will have no further obligation to provide severance pay.

10. Release

The Company shall not be required to make or continue any severance payments under the Plan unless (i) the Executive executes and delivers to Vectrus within 50 days following the Scheduled Termination Date, a release, satisfactory to Vectrus, in which the Executive discharges and releases the Company and the Company’s affiliates, successors, directors, officers, employees and employee benefit plans from all claims (with certain exceptions, including exceptions for claims for benefits to which Executive is entitled under any Company employee benefit plan) arising out of Executive’s employment or termination of employment, and (ii) such release is not revoked by the Executive within the seven-day statutory revocation period following the date the release is executed by the Executive.

11. Administration of Plan

The Plan shall be administered by Vectrus, which shall have the exclusive right to interpret the Plan, adopt any rules and regulations for carrying out the Plan as may be appropriate and decide any and all matters arising under the Plan, including but not limited to the right to

Exhibit 10.01

determine appeals. Subject to applicable Federal and state law, all interpretations and decisions by Vectrus shall be final, conclusive and binding on all parties affected thereby.

Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Plan’s administrator (in accordance with Section 17) within ninety (90) days after the earlier of (i) the date the claimant learned the amount of their severance benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary, and an explanation of the Plan’s procedures (and time limits) for appealing the denial, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal. The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the administrator expects to render its decision on the claim.

If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments (as well as documents, records and other information related to the claim) in writing. The administrator will provide written notice of its decision on review within sixty (60) days after it receives a review request. If additional time (up to sixty (60) days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the administrator expects to render its decision.

If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

12. Termination or Amendment

The Board or the Committee may terminate or amend the Plan (“Plan Change”) at any time except that no such Plan Change may reduce or adversely affect severance pay for any Executive whose employment terminates on or before the effective date of such Plan Change,

Exhibit 10.01

provided that the Executive was either receiving or entitled to receive severance pay under the Plan on the date of such Plan Change.

13. Offset

Any severance pay provided to an Executive under the Plan shall be offset, to the extent consistent with Section 15, by reducing such severance pay by any severance pay, salary continuation, termination pay or similar pay or allowance which Executive receives or is entitled to receive (i) under any other Company plan, policy practice, program, arrangement; (ii) pursuant to any employment agreement or other agreement with the Company; or (iii) by virtue of any law, custom or practice.

14. Miscellaneous

Except as provided in the Plan, the Executive shall not be entitled to any notice of termination or pay in lieu thereof.

In cases where severance pay is provided under the Plan, pay in lieu of any unused current year paid time off accrual will be paid to the Executive in a lump sum within 30 days after the date of the Executive’s Scheduled Termination Date.

Severance pay and benefits under the Plan are paid for entirely by the Company from its general assets and represent an unfunded and unsecured obligation of the Company. An Executive’s right to severance pay or benefits under the Plan may not be sold, assigned, transferred, pledged, encumbered or otherwise alienated, hypothecated or disposed of, other than in accordance with the second paragraph of section 5.

The Plan is not a contract of employment, does not guarantee the Executive employment for any specified period and does not limit the right of the Company to terminate the employment of the Executive at any time.

The section headings contained in the Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of the Plan

15. Section 409A

The Plan is intended to comply with Section 409A of the Code (or an applicable exemption therefrom) and will be interpreted in a manner consistent with such intent. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company the Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until a date that is six months

Exhibit 10.01

following the Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 15 shall be paid to the Executive in a lump sum and (ii) if any other payments of money or other benefits due hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due under the Plan constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv), the terms of which shall be deemed incorporated herein by reference. All payments to be made upon a termination of employment that constitute deferred compensation under the Plan may only be made upon a “separation from service” (as that term is used in Section 409A). Each payment made under the Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with Executives in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to Executives with respect thereto.

16. Adoption Date and Amendments

The Plan was initially adopted by Vectrus on September 27, 2014 (“Adoption Date”) and does not apply to any termination of employment which occurred or which was communicated to an Executive prior to the Adoption Date. The Plan was amended and restated on October 6, 2015 and again on November 9, 2016.

Exhibit 10.01

17. Additional Information

Plan Name:	Vectrus, Inc. Senior Executive Severance Pay Plan

Plan Sponsor:	Vectrus, Inc.
655 Space Center Drive
Colorado Springs, CO 80915

Employer Identification Number:	38-3924636

Plan Year:	Vectrus' Fiscal Year

Plan Administrator:	Vectrus, Inc.
Attention: Administrator of the Vectrus, Inc. Senior Executive Severance Pay Plan
655 Space Center Drive
Colorado Springs, CO 80915

Agent for Service of Legal Process:	Vectrus, Inc.
Attention: Senior Vice President, Chief Legal Office & Corporate Secretary
655 Space Center Drive
Colorado Springs, CO 80915

Service of process may also be made upon the Plan administrator.

Type of Plan	Employee Welfare Benefit Plan - Severance Pay Plan

Plan Costs	The cost of the Plan is paid by Vectrus, Inc.

18. Statement of ERISA Rights

As participants in the Plan, Executives have the following rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”):

•	Executives may examine, without charge, at the Plan administrator’s office and at other specified locations, such as worksites, all documents governing the plan,

Exhibit 10.01

including insurance contracts and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration; and

•
Executives may obtain, upon written request to the Plan administrator, copies of documents governing the operation of the Plan, including insurance contracts and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan administrator may make a reasonable charge for the copies.

In addition to creating rights for participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of Plan participants. No one, including Vectrus or any other person, may fire a Plan participant or otherwise discriminate against a Plan participant in any way to prevent the participant from obtaining a benefit under the Plan or exercising rights under ERISA. If a claim for a severance benefit is denied, in whole or in part, the person seeking benefits must receive a written explanation of the reason for the denial. Plan participants have the right to have the denial of the claim reviewed. (The claim review procedure is explained in Section 8 above.)

Under ERISA, there are steps Plan participants can take to enforce the above rights. For instance, if a Plan participant requests materials and does not receive them within thirty (30) days, the Participant may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay the Plan participant up to $110 a day until the participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If a Plan participant has a claim which is denied or ignored, in whole or in part, the participant may file suit in a federal court. If it should happen that the participant is discriminated against for asserting his or her rights, the participant may seek assistance from the U.S. Department of Labor, or the participant may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If the Plan participant is successful, the court may order the person the Plan participant sued to pay these costs and fees. If the Plan participant loses, unless the Plan requires the Vectrus to pay the costs, he court may order the Plan participant to pay these costs and fees, for example, if it finds that the Participant’s claim is frivolous.

If the Plan participant has any questions regarding the Plan, the participant should contact the Plan administrator (see Section 17 for the contract in formation). If the Plan participant has any questions about this statement or about his or her rights under ERISA, the Plan participant may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in his or her telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. The Plan participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Exhibit 10.01

Exhibit A

Senior Executive Severance Pay Plan Calculation

Name	Title	Service Period in Years	Months of Severance*

Matthew M. Klein	SVP & Chief Financial Officer	19	24
Kelvin R. Coppock	SVP, Contracts	11	20
Francis A. Peloso	SVP & Chief Human Resources Officer	15	24
(*) Months of severance are based on the severance pay levels specified in the initial plan.